EXHIBIT 10.9

Manufacturing Services Agreement

This Manufacturing Services Agreement (“Agreement”) effective as of April 16th 2010.

Between ONCORE Manufacturing LLC, a Delaware USA company, with its registered office at 2243 Lundy Ave, San Jose Ca 95131 (“ONCORE”) and Zeltiq Aesthetics with its registered office at 4698 Willow Road, Pleasanton, CA 94588 (“ZELTIQ”)

Where appropriate, ZELTIQ and ONCORE are hereinafter collectively referred to as “Parties” and individually referred to as “a Party”

Whereas, ZELTIQ is in the business of the development of non-invasive procedures for the reduction of unwanted fat tissue and requires production and assembly of PCBA (Printed Circuit Board Assemblies) and System Integration

Whereas ONCORE is in the business of contract manufacturing and provider of electronic manufacturing services

Whereas, ZELTIQ wishes to engage ONCORE to manufacture the ZELTIQ Control Unit.

Now therefore, the Parties agree as follows:

1 Purpose

1.1 This Agreement shall cover the sale of Products by ONCORE to ZELTIQ Products are described in accordance with IPC Standards and Product Parts as defined in the Purchase Order by ZELTIQ.

2 Forecasts

2.1 Periodically (but do less frequently than monthly), ZELTIQ deliver to ONCORE (via e-mail or other mutually agreed upon manner) a Forecast. This Forecast will indicate volumes and the requested delivery date of the manufactured Products for the next 12 months period and is intended to assist ONCORE in planning and Component management purposes.

2.2 ONCORE shall endeavor to maintain sufficient manufacturing capacity to permit it to deliver the Products to the ZELTIQ in accordance with the applicable Purchase Orders.

3 Purchase Orders

3.1 ZELTIQ will provide to ONCORE binding Purchase Orders taking into account a lead-time of 16 weeks.

3.2 ONCORE shall not unreasonably refuse acceptance of any Purchase Order.

3.3 ZELTIQ may issue Purchase Orders for Production in excess of the Forecast, which will be accepted by ONCORE, provided that ONCORE can obtain the necessary Components. In the event ONCORE’s Component unavailability prevents ONCORE from committing to the requested delivery date, ONCORE will provide notice to ZELTIQ within ten (10) business days and at that time the parties will mutually agree on a revised delivery date. If ONCORE does not provide such notice within ten (10) business days then the applicable Purchase Order will be deemed accepted.

3.4 ZELTIQ may increase, reschedule, or cancel the quantity of any Products specified in a Purchase Order by delivering to ONCORE, by email, mail or facsimile a written Change Order. No Change Order shall be effective until it is actually received and accepted by ONCORE’s authorized representative. Receipt notice and acceptance (or rejection regarding an increase, due to ONCORE’s inability to obtain the necessary Components) shall be provided to ZELTIQ within ten (10) business days. If ONCORE does not provide such notice within ten (10) business days then the applicable Purchase Order will be deemed accepted.

3.5 ZELTIQ agrees it is liable to take title to and pay for all quantities of Products reflected on ZELTIQ Purchase Orders; unless a Change Order has been forwarded by ZELTIQ and accepted by ONCORE. At time of acceptance the Change order shall govern.

3.6 ZELTIQ may reschedule once per month, a percentage of Products on a purchase order (as such percentage is specified below) by delivering to ONCORE a Change Order,

which is actually received and accepted by an authorized representative of ONCORE, within the number of days as specified below; provided, however, that in no event shall ZELTIQ reschedule any such installment more than one time or for a period of greater than 90 days:

Shipment	Number of Working Days Advance Notice Rescheduled	Percentage of Scheduled That May Be
	0-30 days	0%
	31-60 days	Up to 25%
	61-90 days	Up to 50%
	91 or more days	Up to 100%

3.7 In the event that ONCORE purchases and receives material for Purchase Orders accepted by ONCORE hereunder, and ZELTIQ requests and ONCORE agrees to cancellation or rescheduling of such Purchase Order other than in accordance with Section 3.6, then ONCORE shall notify ZELTIQ of (i) the cost of the relevant materials including raw materials, work in process, finished goods, excess and obsolete materials that ONCORE has obtained specifically to fulfill ZELTIQ Purchase Orders and cannot use because of such cancellation or rescheduling (collectively referred to as “Inventories”) and (ii) the cost of the Inventories.

3.8 After receiving the cost of the Inventories from ONCORE pursuant to Section 3.7 with respect to a cancelled or rescheduled Purchase Order, if ZELTIQ elects to continue with the applicable cancellation or rescheduling then ZELTIQ agrees it is responsible for all costs and expenses and the stated cost of the Inventories associated with the changes, cancellation or rescheduling of such Purchase Order.

3.9 In the event of a cancellation of a Purchase Order as described in Section 3.7 all Inventories including but not limited to completed Products, assemblies in process, components and any tooling, test and burn-in equipment owned by ZELTIQ and furnished to ONCORE, shall be disposed of or handled at ZELTIQ’s expense in accordance with written instructions furnished by the ZELTIQ.

3.10 Purchase Obligation. All quantities are as set forth in the Purchase Order or by separate written agreement. ZELTIQ agrees to purchase all Inventories including excess inventory that ONCORE has obtained or manufactured specifically to fulfill ZELTIQ orders (including, without limitation, all non-returnable minimum purchase quantities, tape and reel, tube and tray items, and all customized non-returnable items) (the “Excess Inventory”) upon receipt of an invoice from ONCORE.

ONCORE will provide to ZELTIQ on a monthly basis a report of all Inventories including excess inventory that ONCORE has obtained or manufactured specifically to fulfill ZELTIQ orders.

4. Delivery & Shipping

4.1 Acceptance Testing. ZELTIQ will have the right but not the obligation to conduct or have conducted acceptance testing on all Product deliveries. Within ten

(10) business days after ZELTIQ’s receipt of the Product, ZELTIQ will provide ONCORE with a written statement detailing the manner in which the Product has failed to conform to this Agreement and mutually agreed specifications (which specifications include IPC Standards. ZELTIQ’s failure to so notify ONCORE within such time period shall constitute acceptance of the Products. If the Product delivered hereunder fails to conform to the Agreement, the mutually agreed specifications, or to such other testing and acceptance criteria as may be mutually agreed upon by the parties in writing (collectively, “Specifications”), ZELTIQ shall notify ONCORE in writing of such failure, detailing the nature of the alleged failure, and the parties will promptly discuss means to resolve any such failure. ONCORE shall then deliver to ZELTIQ, pursuant to an agreed-upon schedule, but in no event in greater than fifteen (15) business days after (i) ZELTIQ’s notice of the failure, or (ii) if ZELTIQ is required to provide the components necessary to make the Product after ZELTIQ has provided ONCORE with the component materials required to manufacture the Products, Products that conform to the Specifications. Upon re-delivery, ZELTIQ shall have an additional ten (10) business day period to conduct acceptance testing on the applicable Product and provide a written statement detailing the manner in which the Product has failed to conform to the Specifications.

4.2 Delivery. Products are deemed accepted by ZELTIQ AS SPECIFIED in Section 4.1. No returns may be made for any REASON WITHOUT A Returned Material Authorization (“RMA”) number issued by ONCORE provided that ONCORE shall issue RMA numbers for Products eligible for return under Section 4.1 of Section 6. If ONCORE fails to meet the delivery date specified on a Purchase Order accepted by ONCORE, then ONCORE shall ship the applicable Products via express delivery and be responsible for paying any express delivery rates applicable to shipment of the Products at issue.

4.3 Shipping Terms. In the absence of prior agreement as to shipping, ONCORE may select a carrier. Shipping terms are F.O.B.: ONCORE Shipping Point. ONCORE’ responsibility for any loss or damage ends, and title passes, when products are delivered to the carrier, to ZELTIQ, or to ZELTIQ’s agent, whichever occurs first. ZELTIQ will pay for storage charges if products are held by ONCORE at ZELTIQ’s request pending instructions or rescheduled delivery

5.0 Prices – Invoicing - Payment Terms

5.1 Pricing Terms. Pricing is based on kit quantities as quoted to ZELTIQ, which may be updated and amended from time to time upon written agreement of the parties. If ZELTIQ requires ONCORE to purchase components for the Products from vendors on an Authorized Vendor List (“AVL”) specified by ZELTIQ, all price increases with respect to the components purchased from vendors on the AVL are the responsibility of ZELTIQ and ZELTIQ agrees to pay for any such increases upon thirty (30) days prior written notice from ONCORE. Prices do not include any taxes, freight, handling, duty or other charges, payment of which will be the sole responsibility of ZELTIQ. ZELTIQ agrees to assume all tooling costs and expenses that are pre-approved by ZELTIQ and unique to the assembly or testing of ZELTIQ’s products. Prices are conditioned upon timely payment and any past due balance will accrue interest at the monthly rate of one and one-half percent (1 1/2%).

5.2 Payment Terms. Terms of payment arc net 30 days from invoice date to be paid by way of electronic transfer. All pre-approved non-recurring engineering charges are payable upon receipt of invoice. ONCORE reserves the tight to modify payment terms prior to shipment require payment in advance or delay or cancel any shipment or order by reason of ZELTIQ’s creditworthiness or should ZELTIQ fail to fulfill any material obligation when due.

6 Warranties

6.1 Performance Warranty. ONCORE warrants that those Products assembled or customized by it shall be free from defects caused solely by faulty assembly or customization and shall conform to the Specifications for 360 days after delivery. ONCORE confirms that its workmanship complies with IPC 610-A Class 2 Revision B standards and the parties agree that this shall be the standard for measuring ONCORE’s workmanship. All other products and the components and materials utilized in any assembled or customized products in each case ZELTIQ requires ONCORE to purchase from the ALV unless otherwise instructed in writing by ZELTIQ and agreed to by ONCORE, are covered by, and subject to, the terms, conditions, and limitations of the manufacturer’s standards warranty which warranty is expressly in lieu of any other warranty, express or implied, of or by ONCORE or the manufacturer. ZELTIQ’s exclusive remedy, if any, under these warranties is limited, at ONCORE’s election, to any one of (a) refund of ZELTIQ’s purchase price, (b) repair by ONCORE or the manufacturer of any Products found to be defective, or (c) replacement of any such Product. ZELTIQ acknowledges that except as specifically set forth or referenced in this paragraph. THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, IN ADVERTISING MATERIALS, BROCHURES, OR OTHER DESCRIPTIVE LITERATURE) BY ONCORE OR ANY OTHER PERSON, EXPRESS OR IMPLIED, AS TO THE CONDITION OR PERFORMANCE OF ANY PRODUCTS, THEIR MECHANEABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. ONCORE ASSUMES NO RESPONSIBILITY OR LIABILITY WHATSOVER FOR MANUFACTURER’S PRODUCT SPECIFICATIONS OR THE PERFORMANCE OR ADEQUACY OF ANY DESIGN OR SPECIFICATION PROVIDED TO ONCORE BY OR ON BEHALF OF ZELTIQ.

6.2 Compliance with Laws. ONCORE represents and warrants that ONCORE complies with all applicable laws, rules, regulations, health and safety requirements as it applies to the assembly of the Products.

6.3 SITE AUDITS

ONCORE will allow ZELTIQ to perform quality assurance inspections and audits of ONCORE’s facility(ies) during regular business hours upon five (5) business days advance written notice to ONCORE. ONCORE will cooperate with ZELTIQ inspector and will provide ZELTIQ access to ONCORE’s files (electronic or paper) to properly perform any such inspection or audit. The audit may include records relating to manufacturing compliance with the applicable Specifications, compliance with quality control and, inspection reports procedures, design history requirements, compliance with US FDA

GMP/QSR Regulations, regulatory compliance, CE mark certification records and procedures, and compliance with ISO and/or EN requirements as applicable.

6.4 No Liens, Claims or Encumbrances. ONCORE represents and warrants to ZELTIQ that at the time of delivery to ZELTIQ all Products shall be free of any securities interest or any other hen, claim or other encumbrance whatsoever.

7. Period Termination

7.1 This Agreement shall commence on the Effective Date for an indefinite term. Beginning eighteen (18) months after the Effective Date, either party may terminate the Agreement for any reason by giving six (6) months advance written notice. In the event of a termination by ONCORE for reasons of convenience, ONCORE agrees to satisfy and fulfill Purchase Orders accepted prior to the termination date and agrees to reasonably commercially support ZELTIQ transition to alternative sources. In the event of a termination by ZELTIQ for reasons of convenience, ZELTIQ agrees to pay ONCORE for all finished goods that are subject to accepted Purchase Orders (“Finished Goods”), work in process (“WIP”), raw materials (“Raw Materials”), open orders with vendors (“Supply”), and Excess Inventory, in each case, that ONCORE has obtained or manufactured specifically to fulfill ZELTIQ orders and that ONCORE cannot deploy after such termination the amount of such payment being the (“ZELTIQ Expense”). The ZELTIQ Expense shall be determined by ONCORE based upon (a) the prices for Finished Goods set forth in the relevant Purchase Orders and (b) the cost of WIP, Raw Materials, Supply, and Excess Inventory plus a 15% handling charge. At ONCORE option, ONCORE will either ship the Finished Goods, WIP, Raw Materials, Supply and Excess Inventory to ZELTIQ upon receipt of full payment of the ZELTIQ Expense or on a COD basis. ONCORE reserves the right to charge ZELTIQ on a monthly inventory holding fee of 2% of the ZELTIQ Expense. ZELTIQ shall provide ZELTIQ an itemized invoice that details the cost of each element of the ZELTIQ Expense.

7.2 A Party may terminate this Agreement for cause if the other Party materially breaches this Agreement and does not cure such breach within thirty (30) days after the breaching Party receives notice of the breach from the non-breaching Party.

7.3 For the sake of clarity, Zeltiq under any circumstances is responsible for Inventories as defined in 3.7 of this Agreement.

8 Confidentiality

8.1 “Confidential Information” shall mean non-public information that is disclosed by either party to the other party pursuant to this Agreement, including product specifications and technical and other documentation, business and product plans and other confidential business information whether in written, graphic, electronic or oral form. Confidential Information shall not include information which: (i) is or becomes public knowledge without any action by, or involvement of, the receiving party; (ii) is disclosed by the receiving party with the specific, prior written approval of the disclosing party; (iii) is independently developed by the receiving Party without use of the disclosing party’s

Confidential Information; or (iv) is rightfully received by the. receiving party from a third party without a duty of confidentiality.

8.2 Nondisclosure. All Confidential Information exchanged between ONCORE and ZELTIQ pursuant to this Agreement shall be maintained as confidential and shall not be distributed, disclosed, or disseminated in any way or form by the receiving party to anyone except its own employees and agents who have a reasonable need to know such Confidential Information and who have been advised of the confidential nature and required to observe the terms and conditions hereof; nor shall Confidential Information be used by the receiving party for any purpose other than exercising its rights or fulfilling its obligations under this Agreement.

8.3 Legal Obligation to Disclose. This Agreement will not prevent the receiving party from disclosing Confidential Information of the disclosing party to the extent required by a judicial order or other legal obligation, provided that, in such event, the receiving party shall promptly notify the disclosing party prior to disclosure to allow intervention, notify the requesting entity of the confidentiality of the materials, and cooperate with the disclosing party to contest or minimize the scope of the disclosure (including application for a protective order).

8.4 Return of Confidential Information. Upon request of the disclosing party, copies and embodiments of the disclosing party’s Confidential Information shall be promptly returned to the disclosing party by the receiving party. Upon termination of this Agreement, for any reason, each party shall promptly return to the other party all Confidential Information provided by the other party, including all copies thereof.

9 INDEMNIFICATION.

ONCORE shall, at its expense, defend, indemnify and hold ZELTIQ and its officers directors, employees and agents harmless from and against any liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, arising from or related to any third party claim, action, suit or proceeding (“Claim”) arising from the following: (i) from the failure or alleged failure of the Products to comply with the mutually agreed in writing Specifications that are a result of improper assembly; or (ii) alleging that ONCORE’S manufacturing processes infringe any third party Intellectual Property Rights not specified by ZELTIQ. ZELTIQ will promptly notify ONCORE in writing of any such Claims and give ONCORE control over the defense or settlement of such Claims, provided, however, that (a) the failure to provide prompt notice shall not relieve ONCORE of its indemnity obligations hereunder except to the extent that the delay in providing notice prejudices the defense of such Claims, and (b) ZELTIQ shall have the right to participate in the defense of such Claims at its expense. ONCORE shall not settle, or consent to any entry of judgment with respect to, any such Claims without obtaining either (x) an unconditional release of ZELTIQ (and its officers, directors, employees and agents) from all liability with respect to such Claims, or (y) the prior written consent of ZELTIQ. ZELTIQ will make available to ONCORE any books or records in ZELTIQ’s possession that are necessary to the defense of any such Claims.

10. LIMITED LIABILITY. EXCEPT FOR ANY AMOUNTS REQUIRED PURSUANT TO THE OBLIGATIONS OF INDEMNIFICATION HEREUNDER OR DAMAGES ARISING FROM A BREACH BY A PARTY OF SECTION 8, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES SUFFERED BY THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11 Insurance. ONCORE shall maintain, during the term of the Agreement and for one (1) year thereafter, (i) a general liability insurance policy with coverage for Completed Products, issued by an insurer with an “A” rating, which shall name ZELTIQ, including any parent company, subsidiaries, affiliates, owners, stockholders, directors, officers, employees, agents, representatives, heirs, successors, and assigns (the “Insured Parties”) as additional insureds against any and all demands, claims, suits, causes of action, whether at law or in equity, and/or liability to anyone for any injuries to their person, or property, arising out of a defect in the Products (the “Product Liability Policy”); and (ii) a property insurance policy, issued by an insurer with an “A” rating, which shall name the Insured Parties as additional Loss Payees to cover the loss, destruction or theft of any of the ZELTIQ materials (the policies collectively referred to as the “Manufacturer Policies”). The coverage for the Product Liability Policy shall be not less than one million dollars ($1,000,000.00) per occurrence, combined single-limit bodily injury and property damage, and not less than two million dollars ($2,000,000.00) in the aggregate. ONCORE Policies shall provide for not less than thirty (30) days advance written notice to ZELTIQ of a cancellation or termination of the ONCORE Policies, of a reduction of ONCORE Policies’ limits, or of any other material change in ONCORE Policies. Within thirty (30) days after the execution of this Agreement, ONCORE shall deliver to ZELTIQ a certificate of insurance confirming the existence or issuance of the ONCORE Policies.

12 Construction. Any addition or change to the terms of this Agreement must be specifically agreed to in writing by a duly authorized officer of ONCORE and ZELTIQ before becoming binding. In the event of any conflict between the terms of this Agreement and the terms of the Purchase Order, the terms of this Agreement shall govern.

13 Force Majeure

ONCORE will not be liable for any failure or delay in its performance or in the delivery or shipment of product, or for any damages suffered by ZELTIQ by reason of such failure or delay, when such failure or delay is caused by, or arises in connection with, any fire, flood, accident, riot, earthquake, severe weather, war, governmental interference or embargo, strike, shortage of labor, fuel, power, or any other cause or causes beyond ONCORE’ reasonable control. Each Party reserves the right to cancel without liability any order, with the exception of Section 3.10, the shipment of which is or may be delayed for more than 30 days by reason of any such cause ONCORE reserves the right to allocate in its sole discretion among ZELTIQ’S or potential ZELTIQ’s or defer or delay the shipment of, any product which is in short supply.

14 Survival

The rights and obligations of the parties hereto under the provisions of Confidentiality (Section 8) and the Nondisclosure Agreement dated August 28, 2008 shall survive expiration or termination of this Agreement and shall remain in full force and effect for a period of live (5) years following the expiration or termination of this Agreement.

15 Governing Law – Jurisdiction

This Agreement shall in all respects be governed by the law of California USA.

16 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

17 Relationship of the Parties. Neither execution nor performance of this Agreement will be construed to have established any agency, joint venture, or partnership relationship between the parties.

18 Enforceable Contract. ZELTIQ acknowledges and represents that it is a sophisticated party in the Medical Device manufacturing industry, that it has read and understood all of the terms and conditions of this Agreement and understands and agrees that this Agreement constitutes a legally enforceable contract.

ONCORE		ZELTIQ

By:	/s/ Brad Tesch	By:	/s/ John Howe
Title:	SVP Sales	Title:	CFO
Name:	Brad Tesch	Name:	John Howe

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